Exhibit 99.1

VIRGIN MEDIA REPORTS FOURTH QUARTER 2007 RESULTS

London, England, February 28, 2008 — Virgin Media Inc. (NASDAQ: VMED) announces results for the quarter ended December 31, 2007.

Quarterly highlights

•                  Significant improvement in customer and RGU growth

•             272,100 total RGU(1) net additions (Q3-07: 186,700); best quarter since merger

•             24,400 on-net customer net additions (Q3-07: 13,000); best quarter since merger

•             On-net churn declined to 1.4% (Q3-07: 1.7%); lowest since merger

•             111,200 total broadband net additions (Q3-07: 122,900)

•             52,300 total telephony net additions (Q3-07: 13,700); highest since Q2-04(2)

•             61,100 TV net additions (Q3-07: 20,400); best quarter for seven years(2)

•             47,500 contract mobile net additions (Q3-07: 29,700)

•                  On-net cable ARPU increased to £42.24 (Q3-07: £41.55)

•                  Record triple-play penetration of 49.5% (Q3-07: 47.0%)

•                  OCF of £321m (Q3-07: £342m included certain benefits (as referred to on p3))

•                  Operating loss of £18m (Q3-07: £47m income included certain benefits (as referred to on p3))

Neil Berkett, Acting Chief Executive Officer of Virgin Media, said:

“Our fourth quarter results represent our best operational performance since the cable merger in early 2006. They demonstrate that our customers are responding positively to a compelling consumer proposition combined with the strength of the Virgin brand. We are achieving good results from our stated strategy of exploiting our superior network capability to drive broadband growth and deliver the next generation of personalized on-demand content, as well as focusing on reducing churn.

I am encouraged by our ARPU performance in what is a competitive market, partly due to our successful bundling, cross-selling and up-selling. I am also particularly pleased with the sharp decline in churn, given the extra focus that we have placed on this area.

With a strong brand, superior products, and improving service and operations, we believe we are well placed for continued growth and cash flow generation.”

(1) - excluding prepay mobile subscribers. See page 3

(2) — pro forma for cable merger in March 2006

Contacts

Investor Relations:
Richard Williams:	+44 (0) 20 7299 5479 / richard.williams@virginmedia.co.uk
Vani Bassi:	+44 (0) 20 7299 5353 / vani.bassi@virginmedia.co.uk

Media:

M: Communications

Nick Miles:	+44 (0) 20 7153 1530
Georgina Briscoe:	+44 (0) 20 7153 1530
James Hill:	+44 (0) 20 7153 1530

Conference call details

There will be a webcast and conference call for analysts and investors today at 9am ET / 2pm UK time.

The presentation can be accessed live via webcast on the Company’s website, www.virginmedia.com/investors.

Analysts and investors can dial in to the presentation by calling +1 866 966 5335 in the United States or + 44 (0) 20 3023 4472 for international access, passcode “Virgin Media Inc.” for all participants.

The teleconference replay will be available for one week beginning approximately two hours after the end of the call until Thursday, March 6, 2008.  The dial-in replay number for the US is:  +1 866 583 1035 and the international dial-in replay number is: +44 (0) 20 8196 1998, passcode: 499513#.

Note to the financial and operational results for the three months ended December 31, 2007

OCF is operating income before depreciation, amortization and other charges and is a non-GAAP financial measure. Please see Appendix E for a reconciliation of non-GAAP financial measures to their nearest GAAP equivalents.

SUMMARY FINANCIAL RESULTS (unaudited)

	Q4 2007	Q3 2007	Q4 2006
	£m	£m	£m
Revenue
Cable
Consumer	621.9	607.7	644.4
Business	163.0	160.0	168.8
	784.9	767.7	813.2
Mobile	151.6	158.7	151.7
Content	114.1	79.8	116.7
Total Revenue	1,050.6	1,006.2	1,081.6

OCF	321.0	341.5	313.0

Operating (loss) income	(17.8)	46.7	9.2

Note

OCF and Operating income for Q3 2007 benefited from a number of items as previously disclosed in our Third Quarter 2007 Results press release, dated November 7, 2007.

GROUP RESIDENTIAL OPERATIONS STATISTICS (‘000s)

	Q4 2007	Q3 2007	Q4 2006

Group RGUs

On-net TV	3,478.1	3,417.0	3,353.9
On-net Digital TV	3,253.5	3,167.0	3,005.9

Broadband
On-net	3,413.9	3,307.7	3,058.5
Off-net	287.3	282.3	260.8
	3,701.2	3,590.0	3,319.3

Telephone
On-net	4,031.4	3,992.5	4,114.0
Off-net	103.9	90.5	44.5
	4,135.3	4,083.0	4,158.5

Mobile
Contract	376.3	328.8	192.1

Total RGUs	11,690.9	11,418.8	11,023.8

Net RGU adds

On-net TV	61.1	20.4	38.5
On-net Digital TV	86.5	41.7	83.9

Broadband
On-net	106.2	115.8	78.1
Off-net	5.0	7.1	18.0
	111.2	122.9	96.1

Telephone
On-net	38.9	(1.3)	(64.3)
Off-net	13.4	15.0	1.1
	52.3	13.7	(63.2)

Mobile
Contract	47.5	29.7	71.3

Total Net RGU adds	272.1	186.7	142.7

Note

The definition of Total and Group RGUs has been amended to exclude prepay mobile subscribers. Prepay subscribers were 4,115,000, 4,102,100 and 4,330,700 at the end of Q4 2007, Q3 2007 and Q4 2006, respectively. Prepay net additions (disconnects) were 13,000, (13,800) and (60,200) during Q4 2007, Q3 2007 and Q4 2006, respectively.

RESULTS FOR THE THREE MONTHS ENDED DECEMBER 31, 2007

TOTAL REVENUE

Total revenue in the fourth quarter was £1,050.6 million (Q3 2007: £1,006.2m). The increase was mainly due to growth in Consumer and Content revenue, as discussed below.

CABLE SEGMENT REVENUE

Consumer

Consumer revenue in the fourth quarter was £621.9 million (Q3 2007: £607.7m) and represented revenue growth for the first time in three quarters due to customer, RGU and ARPU growth.

On-net cable RGUs increased by 206,200 in the fourth quarter (Q3 2007: 134,900), representing the best performance since the fourth quarter of 2005, based on pro forma combined operating statistics for periods prior to the cable merger in March 2006.

The on-net customer base was 4.8 million at the year-end, with net additions of 24,400 in the quarter. This represents a second sequential quarter of positive customer growth and is the best net additions performance since the cable merger in March 2006.

Cable ARPU grew during the fourth quarter to £42.24 (Q3 2007: £41.55). This represents an improved performance following sequential falls in the previous three quarters. This was due to selected telephony price rises, our success in continuing to bundle, up-sell and cross-sell products, and improved management of retention discounts. We believe approximately 20 pence of the ARPU increase was due to some benefits such as Pay-Per-View sporting events and high telephony usage, which are not expected to recur in the first quarter of 2008.

Successful bundling and cross-sell was reflected in continued strong growth in triple-play penetration, which reached a record 49.5% at the year-end. The fourth quarter saw our strongest net growth in cable triple-play subscribers since before the cable merger. Cable RGUs per customer also grew to 2.29 from 2.26 in the quarter.

Gross on-net customer additions in the fourth quarter were 225,100, up from 213,500 in the same quarter last year. We attribute this to improved quality of our products, compelling price points and greater sales efficiency. Gross on-net customer additions were down by 31,400 from the third quarter due partly to fewer installation working days in the fourth quarter Holiday season. Fourth quarter gross additions are typically lower than in the third quarter.

Average monthly churn of 1.4% was down from 1.7% in the same quarter last year. We believe this churn reduction resulted in part from a range of operational improvements that we have made, including integrating billing systems, improving credit controls, increasing the quality of our products, and improving value for money for customers.

Normal seasonal reductions also contributed to the churn reduction from 1.7% in the previous quarter. Gross customer disconnections were 200,700 during the fourth quarter, down 18% from the previous quarter and down 20% from the same quarter last year.

Broadband (On-net)

Broadband net additions of 106,200 (Q3 2007: 115,800) remained strong as we continued to emphasize the speed, quality and reliability of our broadband service to consumers. Broadband remains our premier product where our superior network will differentiate us from our DSL competitors. We are fully focused on maximizing the unique potential of our cable network to improve the consumer experience and are in the process of upgrading our 4Mb customers to 10Mb. We also plan to launch a 50Mb broadband service during the course of this year. This will mean that by the end of the year, we plan to have four tiers of broadband service at 2Mb, 10Mb, 20Mb and 50Mb, with top headline speeds well ahead of our DSL competitors.

Virgin Media now has 3.4 million cable broadband subscribers which, together with 0.3 million off-net broadband subscribers, makes us the largest residential broadband provider in the UK.

Television

Total TV net additions were 61,100 in the quarter, up from 20,400 in the previous quarter. This represented the best quarter for at least seven years, based on pro forma combined operating statistics for periods prior to the cable merger. We believe this result was aided by the attractiveness of our VOD platform. 1.5 million of our TV customers are now using our VOD service on a monthly basis, representing a reach of 47%. Average views per user per month in the fourth quarter were 23 compared to 10 at the start of 2007. Average monthly views were 33 million in the quarter, up 45% on the previous quarter.

TV net additions were also positively affected by a record quarter for driving DVR penetration, partly due to a promotional reduction in DVR pricing. During the quarter, we added 72,200 V+ DVR subscribers to reach an installed base of 262,400. This represents a penetration level of just 8% of our digital subscribers and so the growth opportunity remains strong. In addition, based on our experience, DVR subscribers and VOD users are less likely to churn.

The mix of TV subscribers improved during the quarter, with growth in the percentage of subscribers on our top basic tier. We believe that this growth was positively affected by the addition of the Setanta Sports channels into our top basic tier during the third quarter. We also launched the Setanta Sports News channel to our entire digital TV base in November. This channel is a joint venture between Setanta and us.

In the first quarter of 2008, we have slightly altered some of our acquisition offers to emphasize our higher TV tiers and as a result, although TV net additions are expected to remain strong, we anticipate that they will be lower than in the fourth quarter.

Telephony (On-net)

Telephony net additions of 38,900 (Q3 2007: 1,300 loss) were positive for the first time since the cable merger with the best performance since the second quarter of 2004, based on pro forma combined operating statistics for periods prior to the cable merger. This was driven by our successful bundling of telephony with our broadband and TV products at the point of sale, along with continued cross-selling and reduced churn.

Off-net

Consumer off-net revenue, which is included in total consumer revenue, was £17.1 million (Q3 2007: £17.3m). At the year-end, we had 287,300 off-net broadband subscribers, with an increase of 5,000 in the quarter. We also added 13,400 off-net telephony subscribers during the quarter and now have a base of 103,900.

Business

Business revenue was £163.0 million, up £3.0 million compared to the previous quarter primarily due to growth in both retail projects revenue and wholesale revenue.

Consistent with our strategy, we continue to experience a shift in retail revenues from voice to data. Retail data revenue was £43.4 million in the quarter, up by £0.1 million compared to the previous quarter, and up £2.7 million compared to the same quarter last year. Retail voice revenue was £51.3 million in the quarter, down £2.1 million from the previous quarter and down £4.4 million from the same quarter last year.

Other retail revenue in the quarter was £21.4 million, up £3.7 million from the previous quarter and up £7.5 million from the same quarter last year. The majority of this revenue is from infrastructure projects  and most of the increase was derived from our LAN solutions infrastructure contract at Heathrow Airport’s new Terminal Five.

Wholesale revenue in the quarter was £46.9 million, up £1.3 million from the previous quarter due to strong performance in the Mobile, Carriers and System Integrators sales channel together with increased voice activity in the quarter, partially offset by a decline in ISP revenue. Wholesale revenue was down £11.6 million from the same quarter last year due mainly to a reduction in our ISP subscriber base and contract decline in Mobile accounts.

Our main focus within Business is selling retail data services and we anticipate growth in this area in 2008 as compared to 2007. We anticipate that revenue from the airport contract will fall in 2008 as the contract ends in the first quarter of 2008. However, this contract was operating at a very low margin and consequently, its completion will not have a significant impact on Cable OCF. We anticipate that wholesale revenue will also fall in 2008 due to continued reduction in our ISP subscriber base and contract decline in Mobile accounts. As a result, total Business revenue for 2008 is expected to be lower than in 2007, although we continue to expect higher retail data revenue.

CABLE SEGMENT OCF

Cable segment OCF in the quarter was £309.5 million, up £6.0 million compared to the previous quarter. Cable OCF in the previous quarter benefited from a number of items, as disclosed in our Third Quarter 2007 Results press release, dated November 7, 2007.

We expect that Cable segment OCF in the first quarter of 2008 will be affected by lower Business revenues as discussed above, plus anticipated higher employee incentive-based and stock-based compensation expense. These expenses, which are largely performance related, are anticipated to be higher in the first quarter of 2008 as compared to the fourth quarter of 2007, reflecting our expectations that a greater percentage of the performance targets will be achieved in 2008 compared with the level achieved in 2007.

MOBILE SEGMENT

Mobile Revenue

Mobile revenue in the quarter was £151.6 million (Q3 2007: £158.7m), comprising £142.0 million service revenue (Q3 2007: £147.3m) and £9.6 million equipment revenue (Q3 2007: £11.4m). The service revenue decline was mainly due to a decrease in revenue from roaming charges, which is seasonally higher in summer months, partially offset by subscriber growth.

The decline in equipment revenue was due to increased handset promotional activity during the quarter.

Total mobile net additions in the quarter were 60,500 compared to 15,900 in the previous quarter due to growth in both contract and prepay customers.

Contract net additions in the quarter were 47,500 compared to 29,700 in the previous quarter as we continued to successfully cross-sell mobile contracts to our Virgin Media cable customers.

Prepay net additions in the quarter were 13,000 compared to a loss of 13,800 in the previous quarter due to our decision to continue to engage in a more favorable prepay market along with a usual seasonal increase in sales for the Christmas Holiday season. We will continue to exercise economic discipline and responsible investment in respect of the prepay market.

Overall mobile ARPU for the quarter was £10.69 compared to £11.11 in the previous quarter. ARPU was down due to lower prepay usage, partially offset by improved contract mix. Prepay usage was lower due to a decrease in revenue from roaming charges, which is seasonally higher in summer months.

Mobile OCF

Mobile OCF was £17.8 million in the quarter, down from £31.5 million in the previous quarter. As anticipated, this was partly due to an increase in subscriber acquisition costs associated with seasonally higher new customer additions.

CONTENT SEGMENT

Content Revenue

The Content segment consists of VMtv and Sit-up.

Total Content segment revenue, after inter segment elimination, was £114.1 million (Q3 2007: £79.8m), comprising £27.3 million (Q3 2007: £27.0m) from VMtv and £86.8 million (Q3 2007: £52.8m) from Sit-up. VMtv sells channels to and receives subscriptions from the Virgin Media cable segment. As a result, for consolidation purposes, £6.2 million of inter segment revenue has been eliminated in the quarter.

The number of commercial impacts of VMtv’s channels for the year increased by 20%, reflecting the strong performance of its channels, positioning us well to take an increased share of the TV advertising market.

On October 1, 2007, VMtv launched Virgin 1 on cable, satellite and Freeview. Our strategy for this channel is to maximize advertising revenues from the Freeview platform and to cross-promote Virgin Media’s unique VOD content and functionality, as well as other products and services.

Sit-up revenue was £86.8 million in the fourth quarter, up 6% on the same quarter last year due to increased sales volumes. As expected, Sit-up revenue was seasonally higher than the third quarter due to the Christmas Holiday season. We anticipate revenue in the first quarter of 2008 to be seasonally lower than the fourth quarter.

Content OCF

Content segment OCF in the quarter was a loss of £6.3 million, compared with positive OCF of £6.5 million in the prior quarter, due partly to a seasonal increase in programming costs to drive viewing over the Christmas Holiday season. In addition, Content OCF in the third quarter had included benefits from a number of items, as disclosed in our Third Quarter 2007 Results press release, dated November 7, 2007.

UKTV JOINT VENTURE

Virgin Media owns 50% of the companies that comprise UKTV, a group of joint ventures formed with BBC Worldwide. UKTV produces a portfolio of multi-channel television channels based on the BBC’s program library and other acquired programming and which are carried on Virgin Media’s cable platform and also on satellite. Some channels are also available on Freeview. UKTV is the second largest pay-TV operator in the UK by viewing share.

Virgin Media accounts for its interest in UKTV under the equity method and recognized a share of UKTV’s net income of £0.3 million in the fourth quarter (Q3 2007: £5.9m) and £18.7 million for the full year. Fourth quarter share of net income was lower than in the third quarter due to a seasonal increase in programming costs to drive viewing over the Christmas Holiday season. UKTV’s financial results are not consolidated in Virgin Media’s revenue, operating income or OCF.

UKTV is funded by a loan from Virgin Media, which was £145.6 million at December 31, 2007. This loan effectively acts as a revolving facility for UKTV. Virgin Media received cash payments from UKTV for the year ended December 31, 2007 totaling £38.3 million. These consisted of £16.4 million of loan capital repayments, and £21.9 million consisting of dividends, interest payments and payments for consortium tax relief from UKTV.

Virgin Media’s investment in UKTV is carried on the balance sheet at December 31, 2007 at £367.7 million, which includes the outstanding £145.6 million loan.

OPERATING INCOME BEFORE DEPRECIATION, AMORTIZATION AND OTHER CHARGES (OCF)

OCF was £321.0 million in the fourth quarter (Q3 2007: £341.5m). The decline was due to the decrease in both Content and Mobile OCF partially offset by the increase in Cable OCF as discussed above.

OCF in the third quarter had benefited from a number of items as disclosed in our Third Quarter 2007 Results press release, dated November 7, 2007.

We expect that OCF in the first quarter of 2008 will be affected by lower business revenues as discussed above, plus anticipated higher employee incentive-based and stock-based compensation expense. These expenses, which are largely performance related, are anticipated to be higher in the first quarter of 2008 as compared to the fourth quarter of 2007, reflecting our expectations that a greater percentage of the performance targets will be achieved in 2008 compared with the level achieved in 2007.

OCF is a non-GAAP financial measure. See Appendix E for reconciliations of non-GAAP financial measures to their nearest GAAP equivalents.

Operating Loss and Net Loss from Continuing Operations

Operating loss was £17.8 million (Q3 2007: £46.7m income) with the decrease mainly due to the decrease in OCF discussed above, higher other charges and an increase in depreciation expense. In addition, other (income) charges in the previous quarter had included certain benefits as disclosed in our Third Quarter 2007 Results press release. Other charges were also higher due to increased involuntary employee termination and related costs, primarily in connection with the closure of our venue sales channel, and revisions to estimates concerning lease exit costs for commercial properties included in our restructuring programs.

Operating loss was £17.8 million compared to income of £9.2 million in the fourth quarter of 2006 with the decrease due mainly to increased depreciation and other charges.

In the fourth quarter, interest income and other, net, includes gains on disposal of investments, that were more than offset by losses on disposal of fixed assets. Accordingly, a net charge of £6.1 million has resulted.

Net loss from continuing operations was £163.2 million (Q3 2007: £61.0m) and compares with a net loss from continuing operations of £88.1 million in the fourth quarter of 2006. The increase in net loss compared to the previous quarter and to the same quarter last year was mainly due to reduced operating income, reduced interest income and other, increased interest expense and increased foreign currency transaction losses.

CAPITAL EXPENDITURE

Fixed asset additions (accrual basis) were £140.3 million for the fourth quarter (Q3 2007: £128.2m) and £579.6 million for the full year.

Compared to the fourth quarter of 2006, fixed asset additions (accrual basis) were down £38.3 million.

The total purchase of fixed assets and intangible assets was £112.2 million in the fourth quarter, compared to £137.8 million in the previous quarter and £157.8 million in the same quarter last year. The total purchase of fixed assets and intangible assets was £536.2 million for the full year.

Fixed asset additions (accrual basis) is a non-GAAP financial measure. See Appendix E for reconciliations of non-GAAP financial measures to their nearest GAAP equivalents.

DEBT

As of December 31, 2007, long term debt (net of current portion) was £5,929 million. This consisted of £4,805 million outstanding under our Senior Credit Facility, £1,032 million of Senior Notes, and £92 million of capital leases and other indebtedness. Cash and cash equivalents were £321 million.

During the fourth quarter, we made a voluntary prepayment of £200 million relating to our Senior Credit Facility utilizing available cash reserves.

Cash interest paid (exclusive of amounts capitalized) was £106.1 million in the quarter and £486.9 million for the last twelve months.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995:

Various statements contained in this document constitute “forward-looking statements” as that term is defined under the Private Securities Litigation Reform Act of 1995. Words like “believe,” “anticipate,” “should,” “intend,” “plan,” “will,” “expects,” “estimates,” “projects,” “positioned,” “strategy,” and similar expressions identify these forward-looking statements, which involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements or industry results to be materially different from those contemplated, projected, forecasted, estimated or budgeted, whether expressed or implied, by these forward-looking statements. These factors, among others, include: (1) the ability to compete with a range of other communications and content providers; (2) the ability to manage customer churn; (3) the continued right to use the Virgin name and logo; (4) the ability to maintain and upgrade our networks in a cost-effective and timely manner; (5) possible losses in revenues due to systems failures; (6) the ability to provide attractive programming at a reasonable cost; (7) the ability to control unauthorized access to our network; (8) the effect of technological changes on our businesses; (9) the reliance on single-source suppliers for some equipment, software and services and third party distributors of our mobile services; (10) the ability to achieve our business plans; (11) the ability to fund debt service obligations through operating cash flow; (12) the ability to obtain additional financing in the future and react to competitive and technological changes; (13) the ability to comply with restrictive covenants in our indebtedness agreements; and (14) the extent to which our future cash flow will be sufficient to cover our fixed charges.

These and other factors are discussed in more detail under “Risk Factors” and elsewhere in Virgin Media’s Form 10-K filed with the SEC on March 1, 2007 and its Form 10-K to be filed with the SEC on or about February 29, 2008. We assume no obligation to update our forward-looking statements to reflect actual results, changes in assumptions or changes in factors affecting these statements.

Non-GAAP Financial Measures

We use non-GAAP financial measures with a view to providing investors with a better understanding of the operating results and underlying trends to measure past and future performance and liquidity.

We evaluate operating performance based on several non-GAAP financial measures, including (i) operating income before depreciation, amortization and other charges (OCF), and (ii) fixed asset additions (accrual basis), as we believe these are important measures of the operational strength of our business and our liquidity.  Since these measures are not calculated in accordance with GAAP, they should not be considered as substitutes for operating income (loss) and purchase of fixed assets and purchase of intangible assets, respectively.

Please see Appendix E for a discussion of our use of non-GAAP financial measures and reconciliations to their nearest GAAP equivalents.

Appendices:

A)  Financial Statements

•  Condensed Consolidated Statements of Operations

•  Condensed Consolidated Balance Sheets

•  Condensed Consolidated Statements of Cash Flows

•  Quarterly Condensed Consolidated Statements of Operations

•  Additional Quarterly Condensed Cash Flow Information

B)  Group Residential Operations Statistics

C)  Segmental Analysis

D)  Fixed Asset Additions (Accrual Basis)

E)   Use of Non-GAAP Financial Measures and Reconciliations to GAAP

Appendices

A)	FINANCIAL STATEMENTS

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in £ millions, except share and per share data)

	Three months ended December 31,		Year ended December 31,
	2007	2006	2007	2006
	(unaudited)	(unaudited)
Revenue	1,050.6	1,081.6	4,073.7	3,602.2

Costs and expenses
Operating costs (exclusive of depreciation shown separately below)	491.6	510.4	1,830.0	1,572.8
Selling, general and administrative expenses	238.0	258.2	960.2	906.9
Other charges	22.9	15.6	28.7	67.0
Depreciation	235.5	207.9	924.9	799.1
Amortization	80.4	80.3	313.3	246.6
Total costs and expenses	1,068.4	1,072.4	4,057.1	3,592.4
Operating (loss) income	(17.8)	9.2	16.6	9.8

Other income (expense)
Interest income and other, net	(6.1)	10.4	19.5	34.7
Interest expense	(139.7)	(124.8)	(514.2)	(457.4)
Share of (loss) income from equity investments	(0.8)	4.1	17.7	12.5
Foreign currency transaction (losses) gains	(2.7)	7.7	5.1	(90.1)
(Loss) gain on extinguishment of debt	(2.1)	0.1	(3.2)	(32.8)
(Loss) gain on derivative instruments	(1.8)	3.2	(2.5)	1.3
Loss from continuing operations before income taxes, minority interest and cumulative effect of changes in accounting principle	(171.0)	(90.1)	(461.0)	(522.0)
Income tax benefit (expense)	7.8	1.0	(2.5)	11.8
Minority interest	—	1.0	—	1.0
Loss from continuing operations	(163.2)	(88.1)	(463.5)	(509.2)

Discontinued operations
(Loss) gain on disposal of assets	—	(0.2)	—	7.9
(Loss) income from discontinued operations	—	(0.2)	—	7.9

Cumulative effect of changes in accounting principle	—	(33.8)	—	(32.6)

Net loss	(163.2)	(122.1)	(463.5)	(533.9)

Basic and diluted loss from continuing operations per common share	£(0.50)	£(0.27)	£(1.42)	£(1.74)

Basic and diluted income from discontinued operations per common share	—	—	—	£0.03

Basic and diluted loss from cumulative effect of changes in accounting principle per share	—	£(0.10)	—	£(0.11)

Basic and diluted net loss per common share	£(0.50)	£(0.37)	£(1.42)	£(1.82)

Dividends per share (in U.S. Dollars)	$0.04	$0.02	$0.13	$0.05

Average number of shares outstanding (in millions)	327.4	323.8	325.9	292.9

CONDENSED CONSOLIDATED BALANCE SHEETS

(in £ millions)

	December 31,	December 31,
	2007	2006
Assets
Current assets
Cash and cash equivalents	321.4	418.5
Restricted cash	6.1	6.0
Accounts receivable - trade, less allowance for doubtful accounts of £19.5 (2007) and £51.8 (2006)	455.6	461.2
Inventory	75.4	65.3
Prepaid expenses and other current assets	94.8	87.4
Total current assets	953.3	1,038.4

Fixed assets, net	5,655.6	6,026.3
Goodwill and other indefinite-lived intangible assets	2,488.2	2,516.5
Intangible assets, net	816.7	1,120.5
Equity investments	368.7	371.5
Other assets, net of accumulated amortization of £45.0 (2007) and £21.8 (2006)	183.6	170.3
Total assets	10,466.1	11,243.5

Liabilities and shareholders’ equity
Current liabilities
Accounts payable	372.9	379.6
Accrued expenses and other current liabilities	406.2	485.5
VAT and employee taxes payable	86.1	82.8
Restructuring liabilities	89.6	126.8
Interest payable	172.5	158.2
Deferred revenue	250.3	268.0
Current portion of long term debt	29.1	141.9
Total current liabilities	1,406.7	1,642.8

Long term debt, net of current portion	5,929.4	6,017.2
Deferred revenue and other long term liabilities	238.5	276.2
Defered income taxes	81.0	77.2
Total liabilities	7,655.6	8,013.4
Commitments and contingent liabilities
Shareholders’ equity
Common stock - $.01 par value; authorized 1,000.0 shares (2007 and 2006); issued 328.9 (2007) and 326.4 (2006) and outstanding 327.5 (2007) and 323.9 (2006) shares	1.8	1.8
Additional paid-in capital	4,335.9	4,303.4
Accumulated other comprehensive income	148.6	116.0
Accumulated deficit	(1,675.8)	(1,191.1)
Total shareholders’ equity	2,810.5	3,230.1
Total liabilities and shareholders’ equity	10,466.1	11,243.5

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in £ millions)

	Year ended December 31,
	2007	2006
Operating activities
Net loss	(463.5)	(533.9)
Cumulative effect of changes in accounting principle	—	32.6
Income from discontinued operations	—	(7.9)
Loss from continuing operations	(463.5)	(509.2)

Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	1,238.2	1,045.7
Non-cash interest	2.7	99.1
Non-cash compensation	17.5	36.7
Income from equity accounted investments, net of dividends received	(10.8)	(9.5)
Income taxes	14.3	(14.8)
Loss on extinguishment of debt	3.2	32.8
Amortization of original issue discount and deferred finance costs	23.1	32.4
Unrealized foreign currency transaction (gain) loss	(2.7)	46.5
Other	13.2	(4.0)

Changes in operating assets and liabilities	(119.2)	30.4

Net cash provided by operating activities	716.0	786.1

Investing activities
Purchase of fixed and intangible assets	(536.2)	(554.8)
Principal repayments on loans to equity investments	16.4	15.7
Acquisitions, net of cash acquired	(1.0)	(2,423.1)
Other	11.0	8.2
Net cash used in investing activites	(509.8)	(2,954.0)

Financing activities
New borrowings, net of financing fees	874.5	8,935.6
Proceeds from employee stock option exercises	15.0	38.7
Principal payments on long term debt and capital leases	(1,170.8)	(7,100.6)
Dividends paid	(21.2)	(8.5)
Net cash (used in) provided by financing activities	(302.5)	1,865.2

Effect of exchange rate changes on cash and cash equivalents	(0.8)	(14.0)
Decrease in cash and cash equivalents	(97.1)	(316.7)
Cash and cash equivalents, at beginning of year	418.5	735.2
Cash and cash equivalents, at end of year	321.4	418.5

Supplemental disclosure of cash flow information
Cash paid during the year for interest exclusive of amounts capitalized	486.9	327.1
Income taxes paid	0.6	7.7

QUARTERLY CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in £ millions, except share and per share data) (unaudited)

	Three months ended
	Dec 31,	Sep 30,	Jun 30,	Mar 31,	Dec 31,
	2007	2007	2007	2007	2006
Revenue	1,050.6	1,006.2	995.0	1,021.9	1,081.6

Costs and expenses
Operating costs (exclusive of depreciation shown separately below)	491.6	454.0	435.1	449.3	510.4
Selling, general and administrative expenses	238.0	210.7	244.6	266.9	258.2
Other charges (income)	22.9	(8.9)	3.1	11.6	15.6
Depreciation	235.5	225.7	231.6	232.1	207.9
Amortization	80.4	78.0	77.6	77.3	80.3
Total costs and expenses	1,068.4	959.5	992.0	1,037.2	1,072.4
Operating (loss) income	(17.8)	46.7	3.0	(15.3)	9.2

Other income (expense)
Interest income and other, net	(6.1)	10.8	7.8	7.0	10.4
Interest expense	(139.7)	(127.9)	(128.1)	(118.5)	(124.8)
Share of (loss) income from equity investments	(0.8)	6.0	5.3	7.2	4.1
Foreign currency transaction (losses) gains	(2.7)	2.2	2.3	3.3	7.7
(Loss) gain on extinguishment of debt	(2.1)	—	(1.1)	—	0.1
(Loss) gain on derivative instruments	(1.8)	0.8	(1.0)	(0.5)	3.2
Loss from continuing operations before income taxes, minority interest and cumulative effect of changes in accounting principle	(171.0)	(61.4)	(111.8)	(116.8)	(90.1)
Income tax benefit (expense)	7.8	0.4	(7.2)	(3.5)	1.0
Minority interest	—	—	—	—	1.0
Loss from continuing operations	(163.2)	(61.0)	(119.0)	(120.3)	(88.1)

Discontinued operations
Loss on disposal of assets	—	—	—	—	(0.2)
Loss from discontinued operations	—	—	—	—	(0.2)

Cumulative effect of changes in accounting principle	—	—	—	—	(33.8)

Net loss	(163.2)	(61.0)	(119.0)	(120.3)	(122.1)

Basic and diluted loss from continuing operations per common share	£(0.50)	£(0.19)	£(0.37)	£(0.37)	£(0.27)

Basic and diluted loss from discontinued operations per common share	—	—	—	—	—

Basic and diluted loss from cumulative effect of changes in accounting principle per share	—	—	—	—	£(0.10)

Basic and diluted net loss per common share	£(0.50)	£(0.19)	£(0.37)	£(0.37)	£(0.37)

Average number of shares outstanding (in millions)	327.4	326.4	325.5	324.2	323.8

ADDITIONAL QUARTERLY CONDENSED CASH FLOW INFORMATION

(in £ millions)  (unaudited)

	Three months ended
	Dec 31,	Sep 30,	Jun 30,	Mar 31,
	2007	2007	2007	2007
Operating activities
Net loss	(163.2)	(61.0)	(119.0)	(120.3)

Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	315.9	303.7	309.2	309.4
Non-cash interest	25.4	37.5	(18.0)	(42.2)
Non-cash compensation	3.4	(0.2)	7.1	7.2
Income from equity accounted investments, net of dividends received	1.7	(3.3)	(3.6)	(5.6)
Income taxes	1.6	—	7.2	5.5
Amortization of original issue discount and deferred finance costs	5.8	5.7	5.7	5.9
Other	15.1	(2.8)	1.8	(0.4)

Changes in operating assets and liabilities	62.2	(55.9)	(72.0)	(53.5)

Net cash provided by operating activities	267.9	223.7	118.4	106.0

Investing activities
Purchase of fixed and intangible assets	(112.2)	(137.8)	(133.6)	(152.6)
Principal repayments on loans to equity investments	1.9	8.3	1.1	5.1
Acquisitions, net of cash acquired	—	—	—	(1.0)
Other	4.6	4.3	1.5	0.6
Net cash used in investing activites	(105.7)	(125.2)	(131.0)	(147.9)

Financing activities
New borrowings, net of financing fees	—	—	874.6	(0.1)
Proceeds from employee stock option exercises	3.6	7.4	3.6	0.4
Principal payments on long term debt and capital leases	(204.0)	(12.1)	(947.2)	(7.5)
Dividends paid	(6.4)	(6.5)	(5.0)	(3.3)
Net cash used in financing activities	(206.8)	(11.2)	(74.0)	(10.5)

Effect of exchange rate changes on cash and cash equivalents	2.0	(0.4)	(1.4)	(1.0)
(Decrease) increase in cash and cash equivalents	(42.6)	86.9	(88.0)	(53.4)
Cash and cash equivalents, at beginning of period	364.0	277.1	365.1	418.5
Cash and cash equivalents, at end of period	321.4	364.0	277.1	365.1

Supplemental disclosure of cash flow information
Cash paid during the period for interest exclusive of amounts capitalized	106.1	85.8	140.0	155.0
Income taxes paid	0.6	—	—	—

B)	GROUP RESIDENTIAL OPERATIONS STATISTICS
(data in 000’s)

	Q4-07	Q3-07	Q2-07	Q1-07	Q4-06
Group RGUs (1)
Opening RGUs	11,418.8	11,232.1	11,168.9	11,023.8	10,881.1
Data Cleanse (2)	—	—	4.2	—	—
Adjusted Opening RGUs	11,418.8	11,232.1	11,173.1	11,023.8	10,881.1
Net RGU adds	272.1	186.7	59.0	145.1	142.7
Closing Group RGUs (1)	11,690.9	11,418.8	11,232.1	11,168.9	11,023.8

Group RGUs (1)
Telephone
On-net	4,031.4	3,992.5	3,993.8	4,050.6	4,114.0
Off-net	103.9	90.5	75.5	65.1	44.5
	4,135.3	4,083.0	4,069.3	4,115.7	4,158.5

On-net TV	3,478.1	3,417.0	3,396.6	3,390.0	3,353.9
On-net DTV	3,253.5	3,167.0	3,125.3	3,081.1	3,005.9

Broadband
On-net	3,413.9	3,307.7	3,191.9	3,146.4	3,058.5
Off-net	287.3	282.3	275.2	270.5	260.8
	3,701.2	3,590.0	3,467.1	3,416.9	3,319.3
Mobile
Contract	376.3	328.8	299.1	246.3	192.1

Total RGUs (1)	11,690.9	11,418.8	11,232.1	11,168.9	11,023.8

Net RGU adds (1) & (2)
Telephone
On-net	38.9	(1.3)	(56.9)	(63.4)	(64.3)
Off-net	13.4	15.0	10.4	20.6	1.1
	52.3	13.7	(46.5)	(42.8)	(63.2)

On-net TV	61.1	20.4	2.2	36.1	38.5
On-net DTV	86.5	41.7	40.0	75.2	83.9

Broadband
On-net	106.2	115.8	45.8	87.9	78.1
Off-net	5.0	7.1	4.7	9.7	18.0
	111.2	122.9	50.5	97.6	96.1
Mobile
Contract	47.5	29.7	52.8	54.2	71.3

Total Net RGU adds (1)	272.1	186.7	59.0	145.1	142.7

Notes

(1)

The definition of Total and Group RGUs has been amended to exclude prepay mobile subscribers and adjustments have been made to opening and closing balances and net RGU adds accordingly, with effect from Q4-06. The operating statistics relating to prepay mobile are included within Mobile Operations Statistics, below.

(2)

Data cleanse activity in Q2-07 resulted in an increase of 4,200 RGUs, comprised of an increase of approximately 4,400 Television and 100 Telephone RGUs and a decrease of approximately 300 Broadband RGUs. Net RGU adds above exclude the data cleanse increases/decrease.

RESIDENTIAL CABLE OPERATIONS STATISTICS (excluding Off-net and Mobile)

(data in 000’s except percentages, RGU/Customer and ARPU)

	Q4-07	Q3-07	Q2-07	Q1-07	Q4-06
Customers
Opening Customers	4,750.3	4,737.3	4,807.6	4,854.5	4,891.5
Gross customer adds	225.1	256.5	191.9	184.3	213.5
Total Customer disconnections	(200.7)	(243.5)	(262.2)	(231.2)	(250.5)
Net customer adds	24.4	13.0	(70.3)	(46.9)	(37.0)
Closing Customers	4,774.7	4,750.3	4,737.3	4,807.6	4,854.5

Monthly customer churn %	1.4%	1.7%	1.8%	1.6%	1.7%

Cable RGUs
Opening Cable RGUs	10,717.2	10,582.3	10,587.0	10,526.4	10,474.1
Data Cleanse (1)	—	—	4.2	—	—
Adjusted Opening Cable RGUs	10,717.2	10,582.3	10,591.2	10,526.4	10,474.1
Net Cable RGU adds	206.2	134.9	(8.9)	60.6	52.3
Closing Cable RGUs	10,923.4	10,717.2	10,582.3	10,587.0	10,526.4

Net Cable RGU Adds (1)
Telephone	38.9	(1.3)	(56.9)	(63.4)	(64.3)
Television	61.1	20.4	2.2	36.1	38.5
DTV	86.5	41.7	40.0	75.2	83.9
Broadband	106.2	115.8	45.8	87.9	78.1
Total Net Cable RGU Adds	206.2	134.9	(8.9)	60.6	52.3

Cable Revenue Generating Units (RGUs)
Telephone	4,031.4	3,992.5	3,993.8	4,050.6	4,114.0
Television	3,478.1	3,417.0	3,396.6	3,390.0	3,353.9
DTV	3,253.5	3,167.0	3,125.3	3,081.1	3,005.9
Broadband	3,413.9	3,307.7	3,191.9	3,146.4	3,058.5
Total Cable RGUs	10,923.4	10,717.2	10,582.3	10,587.0	10,526.4

Cable RGU / Customer	2.29	2.26	2.23	2.20	2.17

Bundled Customers
Dual Cable RGU	1,423.3	1,506.0	1,563.0	1,657.7	1,725.7
Triple Cable RGU	2,362.6	2,230.5	2,141.0	2,061.2	1,972.8
Percentage of dual or triple Cable RGUs	79.3%	78.7%	78.2%	77.4%	76.2%
Percentage of triple Cable RGUs	49.5%	47.0%	45.2%	42.9%	40.6%

Cable ARPU (2)	£42.24	£41.55	£42.16	£42.75	£42.82
ARPU calculation:
On-net revenues	£604,700	£590,500	£603,100	£620,000	£626,700
Average customers	4,771.7	4,737.1	4,768.0	4,834.9	4,878.8

Homes Marketable On-net (3)
Telephone	12,313.8	12,353.5	12,349.5	12,348.2	12,431.4
Television - Total	12,586.8	12,701.5	12,697.4	12,696.2	12,509.7
Television - DTV	11,993.8	12,050.5	12,046.5	12,045.2	11,986.3
Broadband	12,058.2	11,807.0	11,803.0	11,801.7	11,819.6
Total homes	12,586.8	12,701.5	12,697.4	12,696.2	12,509.7

Penetration of Homes Marketable On-net
Telephone	32.7%	32.3%	32.3%	32.8%	33.1%
Television - Total	27.6%	26.9%	26.8%	26.7%	26.8%
Television - DTV	27.1%	26.3%	25.9%	25.6%	25.1%
Broadband	28.3%	28.0%	27.0%	26.7%	25.9%
Total Customer	37.9%	37.4%	37.3%	37.9%	38.8%

Notes

(1)

Data cleanse activity in Q2-07 did not result in a change in customer numbers but did result in an increase of 4,200 RGUs comprised of an increase of approximately 4,400 Television and 100 Telephone RGUs and a decrease of approximately 300 Broadband RGUs. Net RGU adds above exclude the data cleanse increases/decrease.

(2)

Cable monthly ARPU is calculated on a quarterly basis by dividing total revenue generated from the provision of telephone, television and internet services to customers who are directly connected to our network in that period together with revenue generated from our customers using our virginmedia.com website, exclusive of VAT, by the average number of customers directly connected to our network in that period divided by three.

(3)	Homes marketable on-net represents management’s estimate of homes passed by our cable network that are capable of taking our respective products.

CABLE SEGMENT OFF-NET OPERATIONS STATISTICS

(data in 000’s)

	Q4-07	Q3-07	Q2-07	Q1-07	Q4-06
Off-net RGUs
Opening RGUs
Telephone (1)	90.5	75.5	65.1	44.5	43.4
Broadband	282.3	275.2	270.5	260.8	242.8
	372.8	350.7	335.6	305.3	286.2

Net RGU adds
Telephone (1)	13.4	15.0	10.4	20.6	1.1
Broadband	5.0	7.1	4.7	9.7	18.0
	18.4	22.1	15.1	30.3	19.1

Closing RGUs
Telephone (1)	103.9	90.5	75.5	65.1	44.5
Broadband	287.3	282.3	275.2	270.5	260.8
	391.2	372.8	350.7	335.6	305.3

Note

(1)	Off-net Telephone RGUs in Q4-06 have been restated from previously reported numbers.

MOBILE OPERATIONS STATISTICS

(data in 000’s except ARPU)

	Q4-07	Q3-07	Q2-07	Q1-07	Q4-06
Mobile Customers (1)
Opening Customers
Prepay	4,102.1	4,115.9	4,215.2	4,330.7	4,390.9
Contract	328.8	299.1	246.3	192.1	120.8
	4,430.9	4,415.0	4,461.5	4,522.8	4,511.7
Net customer adds
Prepay	13.0	(13.8)	(99.3)	(115.5)	(60.2)
Contract	47.5	29.7	52.8	54.2	71.3
	60.5	15.9	(46.5)	(61.3)	11.1
Closing Mobile Customers (1)
Prepay	4,115.1	4,102.1	4,115.9	4,215.2	4,330.7
Contract	376.3	328.8	299.1	246.3	192.1
	4,491.4	4,430.9	4,415.0	4,461.5	4,522.8

Mobile monthly ARPU (2)	£10.69	£11.11	£10.70	£10.07	£10.59
ARPU calculation:
Service revenue	£142,000	£147,300	£142,300	£136,000	£141,800
Average customers	4,429.2	4,417.9	4,434.7	4,499.3	4,465.4

Notes

(1)

Mobile customer information is for active customers. Prepay customers are defined as active customers if they have made an outbound event in the preceding 90 days. Contract customers are defined as active customers if they have entered into a contract with Virgin Mobile for a minimum 30-day period and have not been disconnected.

(2)	Mobile monthly ARPU is calculated on service revenue for the period divided by the average number of active customers for the period, divided by three.

C)	SEGMENTAL ANALYSIS
(in £ millions) (unaudited)

	Three months ended
	Dec 31,	Sep 30,	Jun 30,	Mar 31,	Dec 31,
	2007	2007	2007	2007	2006
Revenue
Cable segment
Consumer	623.2	608.4	620.2	638.1	645.4
Business	163.1	160.1	155.9	163.1	169.0
Total	786.3	768.5	776.1	801.2	814.4
Inter segment revenue	(1.4)	(0.8)	(1.0)	(0.9)	(1.2)
	784.9	767.7	775.1	800.3	813.2
Mobile segment
Virgin Mobile	151.6	158.7	146.3	141.0	151.4
Inter segment revenue	—	—	—	—	0.3
	151.6	158.7	146.3	141.0	151.7
Content segment
Virgin Media TV	33.5	33.2	32.0	35.2	40.5
Sit-up	86.8	52.8	47.7	51.3	82.0
Total	120.3	86.0	79.7	86.5	122.5
Inter segment revenue	(6.2)	(6.2)	(6.1)	(5.9)	(5.8)
	114.1	79.8	73.6	80.6	116.7

Total revenue	1,050.6	1,006.2	995.0	1,021.9	1,081.6

Segment OCF (1)
Cable segment OCF	309.5	303.5	282.5	266.8	296.8
Mobile segment OCF	17.8	31.5	32.7	26.7	14.2
Content segment OCF	(6.3)	6.5	0.1	12.2	2.0
OCF (Total)	321.0	341.5	315.3	305.7	313.0

Note:

(1)	Segment OCF includes inter segment revenue and costs as applicable. OCF (Total) is a non-GAAP financial measure - see Appendix E.

D)	FIXED ASSET ADDITIONS (ACCRUAL BASIS)
(in £ millions) (unaudited)

	Three months ended
	Dec 31,	Sep 30,	Jun 30,	Mar 31,	Dec 31,
	2007	2007	2007	2007	2006
NCTA Fixed Asset Additions
CPE	53.3	49.1	58.9	62.5	59.0
Scaleable infrastructure	33.7	28.4	35.7	33.5	44.9
Commercial	17.1	17.1	18.5	15.4	18.5
Line extensions	0.6	0.1	—	—	0.9
Upgrade/rebuild	6.4	2.1	4.0	3.5	0.8
Support capital	24.9	25.1	29.6	38.0	49.5
Total NCTA Fixed Asset Additions	136.0	121.9	146.7	152.9	173.6

Non NCTA Fixed Asset Additions	4.3	6.3	9.5	2.0	5.0

Total Fixed Asset Additions (Accrual Basis)	140.3	128.2	156.2	154.9	178.6

Changes in liabilities related to Fixed Asset Additions (Accrual Basis)	(28.1)	9.6	(22.6)	(2.3)	(20.8)

Total Purchase of Fixed Assets and Intangible Assets	112.2	137.8	133.6	152.6	157.8

Comprising:
Purchase of Fixed Assets	104.5	137.7	133.5	151.0	147.8
Purchase of Intangible Assets	7.7	0.1	0.1	1.6	10.0
	112.2	137.8	133.6	152.6	157.8

Note

Virgin Media is not a member of NCTA and is providing this information solely for comparative purposes. Fixed Asset Additions (Accrual Basis) are from continuing operations. See Appendix E for a discussion of the use of Fixed Asset Additions (Accrual Basis) as a non-GAAP financial measure and the reconciliation of Fixed Asset Additions (Accrual Basis) to GAAP Purchase of Fixed Assets and Purchase of Intangible Assets.

E)	USE OF NON-GAAP FINANCIAL MEASURES AND RECONCILIATIONS TO GAAP

The presentation of this supplemental information is not meant to be considered in isolation or as a substitute for other measures of financial performance reported in accordance with GAAP. These non-GAAP financial measures reflect an additional way of viewing aspects of our operations that, when viewed with our GAAP results and the accompanying reconciliations to corresponding GAAP financialmeasures, provide a more complete understanding of factors and trends affecting our business. We encourage investors to review our financial statements and publicly-filed reports in their entirety and to not rely on any single financial measure.

(i)	Operating income before depreciation, amortization and other charges (OCF)

Operating income before depreciation, amortization and other charges, which we refer to as OCF or OCF (Total), is not a financial measure recognised under GAAP. OCF represents our earnings before interest, taxes, depreciation and amortization, other charges, share of income from equity investments, loss on extinguishment of debt, loss on derivative instruments and foreign currency transaction gains (losses). Our management, including our chief executive officer, who is our chief operating decision maker, considers OCF as an important indicator of our operational strength and performance. OCF excludes the impact of costs and expenses that do not directly affect our cash flows. Other charges, including restructuring charges, are also excluded from OCF as management believes they are not characteristic of our underlying business operations. OCF is most directly comparable to the GAAP financial measure operating income (loss). Some of the significant limitations associated with the use of OCF as compared to operating income (loss) are that OCF does not consider the amount of required reinvestment in depreciable fixed assets and ignores the impact on our results of operations of items that management believes are not characteristic of our underlying business operations.

We believe OCF is helpful for understanding our performance and assessing our prospects for the future, and that it provides useful supplemental information to investors. In particular, this non-GAAP financial measure reflects an additional way of viewing aspects of our operations that, when viewed with our GAAP results and the reconciliation to operating income (loss) shown below, provides a more complete understanding of factors and trends affecting our business. Because non-GAAP financial measures are not standardized, it may not be possible to compare OCF with other companies’ non-GAAP financial measures that have the same or similar names.

Reconciliation of operating income before depreciation, amortization and other charges (OCF) to GAAP operating income (loss)

	Three months ended
	Dec 31,	Sep 30,	Jun 30,	Mar 31,	Dec 31,
(in £ millions) (unaudited)	2007	2007	2007	2007	2006
Operating income before depreciation, amortization and other charges (OCF)	321.0	341.5	315.3	305.7	313.0

Reconciling items
Depreciation and amortization	(315.9)	(303.7)	(309.2)	(309.4)	(288.2)
Other (charges) income	(22.9)	8.9	(3.1)	(11.6)	(15.6)
Operating (loss) income	(17.8)	46.7	3.0	(15.3)	9.2

(ii)	Fixed Asset Additions (Accrual Basis)

Our primary measure of expenditures for fixed assets is Fixed Asset Additions (Accrual Basis). Fixed Asset Additions (Accrual Basis) is defined as the purchase of fixed assets and intangible assets as  measured on an accrual basis. Our business is underpinned by significant investment in network  infrastructure and information technology. Our management therefore considers Fixed Asset Additions  (Accrual Basis) an important component in evaluating our liquidity and financial condition since purchases  of fixed assets are a necessary component of ongoing operations. Fixed Asset Additions (Accrual Basis)  is most directly comparable to the GAAP financial measure purchase of fixed and intangible assets, as  reported in the Statement of Cash Flows. The significant limitations associated with the use of Fixed Asset  Additions (Accrual Basis) as compared to purchase of fixed assets and purchase of intangible assets is that  Fixed Asset Additions (Accrual Basis) excludes timing differences from payments of liabilities related to purchase of fixed assets and purchase of intangible assets. We exclude these amounts from Fixed Asset  Additions (Accrual Basis) because timing differences from payments of liabilities are more related to the cash management treasury function than to our management of fixed asset purchases for long-term operational performance and liquidity. We compensate for the limitation by separately measuring and forecasting working capital.

Reconciliation of Fixed Asset Additions (Accrual Basis) to GAAP purchase of fixed assets and purchase of intangible assets

	Three months ended
	Dec 31,	Sep 30,	Jun 30,	Mar 31,	Dec 31,
(in £ millions) (unaudited)	2007	2007	2007	2007	2006
Fixed Asset Additions (Accrual Basis)	140.3	128.2	156.2	154.9	178.6

Changes in liabilities related to Fixed
Asset Additions (Accrual Basis)	(28.1)	9.6	(22.6)	(2.3)	(20.8)
Total Purchase of Fixed Assets and Intangible Assets	112.2	137.8	133.6	152.6	157.8
Comprising:
Purchase of fixed assets	104.5	137.7	133.5	151.0	147.8
Purchase of intangible assets	7.7	0.1	0.1	1.6	10.0
	112.2	137.8	133.6	152.6	157.8